Exhibit 10.1

Ben Buchanan Consulting Agreement 1-1-2021

CONSULTING AGREEMENT

This Agreement, dated January 1, 2021 by and between Bennett Buchanan, hereafter referred to as (the “Consultant”) and BrewBilt Manufacturing Inc., hereinafter referred to as (the “Company”); and collectively, Buchanan & BrewBilt may also be referred to as the “Parties”. This agreement supersedes any/all previous agreements between both parties.

RECITALS

A. Whereas: The Consultant has extensive experience in the Craft Beer Brewing & Beverage Industry as a brewer, brewery owner and consultant to the Industry on both a domestic and international basis.

B. Whereas: The Company desires to hire the Consultant as an outside contractor to assist with marketing, advertising, customer relations, licensing and compliance regulatory requirements.

C. Whereas: Both parties have reviewed this Agreement and mutually agree to enter into this Agreement under the following terms and conditions;

AGREEMENT

Term of Agreement: The term of this Agreement is for two years and commences on January 1, 2021. This Agreement may be terminated or extended upon the mutual agreement of both parties pursuant with a 30-days written notice.

Considerations: The Company will pay the Consultant a monthly fee of $3,000 and $100,000 in Series A Stock during the term of this agreement. Further, the Consultant will receive 2% commission on gross sales for each customer sale closed by the Consultant. The monthly is paid on a weekly basis, the commission is paid 7 days after receipt of customer payment, and the stock is issued upon execution of this agreement.

Expenses: Other than the Company support with digital and print marketing tools, support staff and per diem expenses: the Consultant is responsible for all other expenses relative to this Agreement.

Taxes: Pursuant to the California codes, the Consultant is recognized as being a contract employee and the Company will issue a Form-1099 at the end of each calendar year.

Confidentiality: The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance written consent of all parties hereto or by order of a court of competent jurisdiction.

The Consultant agrees and acknowledges that during the term of this Agreement while in the performance of various duties and responsibilities, the consultant will come into possession or have knowledge of information of a confidential nature of the Company. Such confidential and/or proprietary information includes, but is not limited to the following: its employees, agents, sub-contractors, suppliers; corporate and financial information; banking and investor information; customers and information regarding others in contact with the Company.

The Consultant represents and warrants not divulge confidential or proprietary information of the Company to anyone or anything without the advance, express written or verbal consent of the Company, and further will not use any proprietary information of the Company for his or anyone else’s gain or advantage during and after the term of this Agreement. All registered sales contacts made by the Consultant are the property of the Company.

Further Representations and Warranties: The Consultant represents to perform any/all duties and functions in a timely, competent and professional manner, and will be fair in any/all dealings with the Company and will not knowingly do anything to negatively affect the business interests of the Company.

Survival of Warranties and Representations: The parties agree that all warranties and representations of the parties survive for an additional three years after the termination of this Agreement by both parties.

Ben Buchanan Consulting Agreement 1-1-2021

Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

Approval of Press Releases: The parties agree that neither Party shall use the other Party’s name, likeness of any kind in a press release, video, social media or a printed format without the express written permission of the other Party given prior to sending out the press release.

Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or five (5) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

The Company:

BrewBilt Manufacturing Inc. 110 Spring Hill Drive #10 Grass Valley, CA 95945

The Consultant:

Ben Buchanan 110 Spring Hill Drive #10 Grass Valley, CA 95945

Assignment: This Agreement is not assignable without the written permission of both the Company and the Consultant.

Amendment: This Agreement is the full and complete, integrated Agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is only amendable in writing upon the agreement of all concerned parties.

Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County in the State of California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney’s fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County in the State of California.

Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

1/6/2021
BrewBilt Manufacturing Inc.	Date
Jef Lewis, CEO

1/6/2021
Bennett Buchanan, Consultant	Date